EXHIBIT 10.39

Portions Subject to Confidential Treatment Request Under Rule 406

R&D COLLABORATION AND LICENSE AGREEMENT

BETWEEN

VGX PHARMACEUTICALS, INC.

(VGX)

AND

VGX INTERNATIONAL

(VI)

R&D COLLABORATION AND LICENSE AGREEMENT

This R&D Collaboration and License Agreement (“AGREEMENT”) is between VGX Pharmaceuticals, Inc. (“VGX”), a Delaware corporation, with offices located at 450 Sentry Parkway East, Blue Bell, Pennsylvania 19422, and VGX International (“VI”), a corporation having an address of Jung-Hun Building, #701, 944-1 Daechi 3-Dong, Gangnam-gu, Seoul, Korea.

A. Whereas VGX controls certain intellectual property related to VGX-1027 (3-phenyl-4,5-dihydro-5-isoxazoleacetic acid) (hereinafter referred to as “VGX-1027”) a drug for treating all and any disease indications in humans and animals, including but not limited to those listed in Attachment I; and

B. Whereas VGX and VI desire to enter into an agreement for exclusive worldwide rights to conduct research, development activities, sales, licensing, and marketing of VGX-1027 for Type 1 Diabetes (hereinafter referred to as “T1D”).

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties hereby agree as follows:

1.             DEFINITIONS

1.1 CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.2 CALENDAR YEAR means each 12-month period beginning on January 1.

1.3 EFFECTIVE DATE means the date on which VI and VGX have both fully executed this AGREEMENT.

1.4 FAIR MARKET VALUE means the cash consideration which VGX or VI thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.5 NET SALES is defined as the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to VGX or VI for VGX-1027 by sale or other mode of transfer, less all qualifying costs directly attributable to such sales, which are made, made for, used or sold by VI, its agents, employees and/or independent contractors.

NET SALES of a commercial product comprising one or more VGX R&D PRODUCTS and one or more other active ingredients (a “COMBINATION PRODUCT”) shall be calculated as set forth above, subject to the provisions of Section 3.1.3.

1.6 VGX R&D PRODUCT(S) means product(s) which is/are made, made for, used by, imported by or for, sold by or offered for sale for each indication and/or any agents and contractors(s) to unrelated third parties which (1) in the absence of this AGREEMENT would infringe at least one claim of VGX PATENT RIGHTS described in patents listed in Attachment I, or (2) use a process and/or machine covered by at least one claim of VGX PATENT RIGHTS described in patents listed in Attachment I.

1.7 SALE means any bona fide transaction for which consideration payment is received or expected for the sale, use, lease, transfer or other disposition of VGX R&D PRODUCT(S) to an unrelated third party.  A SALE of VGX R&D PRODUCT (S) shall be deemed completed at the time VGX or VI, their agents, or their contractors receive payment for such VGX R&D PRODUCT (S).

1.8 VGX PATENT RIGHTS means all of VGX’s interest in the rights represented by or issuing from (including all claims referenced within) those patent applications listed in ATTACHMENT I and all future interests in such rights anywhere in the world of the VGX-1027 intellectual property.

2.             R&D COLLABORATION

Subject to the terms and conditions of this AGREEMENT, VGX and VI shall collaborate to research, develop and market VGX R&D PRODUCTS for T1D. No other rights are granted by either party hereunder.  This agreement shall not impair VI’s freedom (without any restriction or any obligation to VGX) to research, develop, and market products for T1D, except for the restrictions in this Agreement.

2.1           VGX shall provide VGX-1027 (3-phenyl-4,5-dihydro-5-isoxazoleacetic acid) necessary for the production or intended for production of VGX R&D PRODUCT(S) upon VI’s request. VI shall reimburse VGX for the costs of such VGX 1027 at a price to be mutually agreed. VGX and VI shall share pre-clinical testing data, and clinical results for product development and clinical development.

3.             COST SHARING, FEES, AND ROYALTIES

3.1  Cost Sharing, Fees and Royalties.

3.1.1        VGX agrees to waive upfront fees.

3.1.2        Research and Development Costs.   VI and VGX agree to share the Research and Development costs on a mutually agreeable basis.

3.1.3        In consideration of the exclusive worldwide rights granted to VI, VI shall pay to VGX, on a quarterly basis, a royalty of ****** of the NET SALES of each VGX R&D PRODUCT(S), which is sold by VI, its agent(s), and/or independent contractor(s) of VI for a period of ten (10) years from the date of the first SALE of VGX R&D PRODUCT(S) in any country covered by such patent issuance or until such time as the related patent protection on expires in such country, whichever is the later to occur.

3.1.4        In further consideration of the exclusive worldwide rights granted to VI by Ganial Immunotherapeutics, Inc. (hereinafter referred to as “GIT”) through VGX, VI shall pay to GIT, on a quarterly basis, a royalty of ****** of the NET SALES of each VGX R&D PRODUCT(S), which is sold by VI and any agent(s) and/or independent contractor(s) of VI for a period of ten (10) years from the date of the first SALE of VGX R&D PRODUCT(S) in any country covered by such patent issuance or until such time as the related patent protection  expires in such country, whichever is the later to occur.

3.1.5        In the event one or more VGX R&D PRODUCT(S) are sold in a COMBINATION PRODUCT, the amount of royalties and agents’ and/or contractors’ revenues paid to VGX pursuant to this Section 3.1 shall be based on the portion of the FAIR MARKET VALUE of such combination of products reasonably attributable to the VGX R&D PRODUCT(S).

3.2  Diligence and Milestone Fees.

3.2.1        VI shall use commercially reasonable efforts to develop for SALE and to market VGX R&D PRODUCT(S) as drugs for treating T1D indication.  VI and VGX agree to the following R&D milestones.  The amount of the Milestone payments shall be determined within 6 months prior to the scheduled initiation of a Phase II clinical trial for VGX 1027.  The amount shall be determined based on the industry benchmark as described below, and  said payments are payable by VI to VGX within sixty (60) days after the achievement of the respective milestone event.  The data on industry benchmark on such license terms shall be based on the benchmark data gathered by firms such as Recombinant Capital (http://www.recap.com) or other similar data gathering or consulting firms.  If the parties cannot agree on the payment amount, the parties agree to hire two or more internationally reputable investment banks or accounting firms to determine  said amount based on the firms’ own experience and expertise, or on the recommendation of an expert hired by them.

Due Date	Payment
Upon completion of Phase I safety and dose-escalation studies	TBD
Upon completion of patient accrual for T1D Phase II clinical trial for VGX-1027	TBD
Upon completion of patient	TBD

accrual for T1D Phase III clinical trial for VGX-1027
Upon NDA submission for VGX-1027 for T1D	TBD
Upon NDA approval for VGX-1027 for T1D	TBD

3.3  Currency, Payment Method.

All dollar amounts referred to in this AGREEMENT are United States dollars.  All payments to VGX under this AGREEMENT shall be made in United States dollars by check or wire-transfer.  If VI receives revenues from SALES of VGX R&D PRODUCTS in currency other than United States Dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

3.4  Option to Co-Development and Co-Marketing Rights.

3.4.1 Upon successful completion of Phase II  for T1D, VGX shall have an option to develop and market VGX-1027 for T1D in the United States.  Once the option is exercised, VGX shall assume all costs for development and filings in the U.S. for T1D.  In return, VGX shall pay to VI, on a quarterly basis, a royalty of ****** of the NET SALES of each VGX R&D PRODUCT for T1D only, which is sold by VGX, its agent(s), and/or independent contractor(s) of VGX in the U.S.  VGX shall exercise the said option by providing a written notice to VI anytime during the effective term of this Agreement.

3.4.2  If VI, its agents, or contractors fails to lead VGX-1027 to an initiation of Phase II Clinical trial for T1D within 5 years from the effective date, VI shall return all rights specified in this Agreement back to VGX.

4.             CONFIDENTIALITY

4.1 CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers). CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within thirty (30) days of disclosure and marked confidential.

4.2 Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party during the term of this Agreement and for five (5) years after the date of termination of this Agreement.  Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this Agreement.  The foregoing obligation shall not apply to:

4.2.1        information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless  independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records; and

4.2.2        information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure; and

4.2.3        information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

4.2.4        information, which the disclosing party permits, in writing, the receiving party to publicly disclose.

If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

Note: Confidential information shall not be disclosed to third party and this rule shall apply to both VGX and VI. This is particularly true for process development data.

5.             TERM AND TERMINATION

5.1 This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the earlier of: (a) expiration of the last-to-expire patent or (b) twenty (20) years after the EFFECTIVE DATE.

5.2 VI may terminate this Agreement (a) upon thirty (30) days written notice to VGX, if the sale or other exploitation of the VGX R&D PRODUCT(s) becomes technologically or commercially unfeasible; or (b) upon sixty (60)-days written notice to VGX, and by doing all of the following:

5.2.1        ceasing to make, have made, use, import, sell and offer for sale all VGX R&D PRODUCTS; and

5.2.2        paying all monies owed to VGX up to the date of the termination excluding any future obligation under this AGREEMENT.

5.3 VGX may terminate this AGREEMENT, upon sixty (60)-days written notice to VI, if any of the following events of default (“Default”) occur:

5.3.1        VI is more than ninety (90) days late in paying to VGX royalties, expenses or any other monies due under this AGREEMENT and VI does not immediately pay VGX in full any amounts due upon demand; or

5.3.2        VI experiences a Trigger Event (defined below);

5.3.3        VI materially breaches this AGREEMENT and does not cure the material breach within ninety (90) days after the receipt of the written notice of such  breach.

5.4 “Trigger Event” means any of the following:

If VI:

5.4.1.1     becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due; or

5.4.1.2     is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment; or

5.4.1.3     makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

5.4.2     If proceedings under any International law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VI;

5.4.3     If any order for relief is entered relating to any of the proceedings described in Sections 5.4.2 ;

5.4.4     If VI shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

5.4.5     If VI shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 5.4.2, 5.4.3, 5.4.4.

5.4.6     In the event of a “change in control” of VI, VI shall promptly notify VGX of such change in control and VGX shall be permitted to terminate this Agreement at VGX’s option.  A “change of control” means a change in the direct or indirect power to direct or cause the direction of the management and policies of VI, whether through ownership or voting securities, by contract or otherwise

5.5 The provisions of Sections 5.3 and 5.4 shall apply to a Default of, or a Trigger Event experienced by, any agents and/or contractors of VI ’s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the agents and/or contractors(s) cause VI to fail to meet its diligence obligations under Section 3.2.

5.6 In the event of a termination under Section 5.1 or 5.3, all duties of VGX (other than under Sections 5.11) and all rights (but not duties) of VI (other than under Section 5.11) under this AGREEMENT immediately terminate without the necessity of any action being taken either by VI or by VGX, provided, however, that in no event shall the foregoing be construed to obligate VI to pay any amounts accruing under Sections 3.1  after the date of termination except under Section 5.10.  Upon and after any termination of this AGREEMENT, the rights covered by this agreement for VI and any agents and/or contractors thereof to manufacture, sale, marketing, importation and/or distribution of VGX R&DPRODUCT(s) shall terminate on the same date of the termination of the agreement, except otherwise specified in this agreement or agreed upon by both parties.

5.7 Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

5.8 Upon termination of this AGREEMENT under section 5.2 and 5.3, VI shall cause physical inventories to be taken as soon as commercially practicable and in any event no later than sixty (60) days after termination of: (a) all completed VGX R&D PRODUCT(s) on hand, under the control of VI, its agents, or contractors thereof; and (b) such VGX R&D PRODUCT(s) as are in the process of manufacture and component parts thereof as of the date of termination of this AGREEMENT, which inventories shall be recorded in writing.  VI shall deliver copies of such written inventories, verified by an officer of VI, forthwith to VGX.  VGX shall have forty five (45) days after receipt of such verified inventories within which to challenge the physical inventory and request an audit thereof.

5.9 Upon termination of this agreement under section 5.1, VI shall pay all monies owed to VGX up to the date of the termination.

5.10 Notwithstanding the foregoing, if this AGREEMENT terminates other than pursuant to Section 5.3.1 or 5.3.2, VI shall have a period of six (6) months to sell off its inventory of VGX R&D PRODUCT(S) existing on the date of termination of this AGREEMENT and shall pay royalties to VGX with respect to such VGX R&D PRODUCT(S) within thirty (30) days following the expiration of such six-month period.

5.11 Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.  In addition, the provisions of Articles 4, 5, 6, 7 and 8 shall survive such termination.

6.                                       REPRESENTATIONS AND WARRANTIES OF VGX AND VI; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

6.1   VGX represents and warrants to VI that:

6.1.1        VGX has the full authority to execute and deliver this AGREEMENT.

6.1.2        No material claim by any third party contesting the validity, enforceability, collaborations, use or ownership of any of such VGX PATENT RIGHTS has been made, is currently outstanding or is threatened against VGX.

6.2 VI acknowledges that VGX holds world-wide exclusive rights, granted by GIT to VGX, to develop VGX-1027 for the treatment of any human and animal indications.  VI agrees to assume all royalty obligations to GIT with regards to the T1D indication as outlined in Section 3.1.3.

6.3 VGX and VI will work together to file the patents and/or patent applications listed in ATTACHMENT I before the deadline permitted by the relevant international and US patent laws.

6.4 VGX shall defend and indemnify and hold VI (and its respective officers, directors and employees) harmless against any and all Losses, arising out of, relating to, based on, or caused by (A) the breach by VGX of any representation or warranty contained in this Agreement, (B) a claim that the formulation or manufacture of the VGX-1027 by VGX for VI or other activities of VGX under this Agreement infringe on the patent or other intellectual property rights of a third party, (C) any governmental or regulatory action arising out of VGX, or (D) any negligence or intentional misconduct by VGX in connection with performing its obligations under this Agreement, in each case except to the extent that such Losses arise from or are aggravated in any substantial respect by the negligent acts of or failure to act by VI or its agents and/or contractors.  VI will promptly notify VGX of any such Losses which come to VI’s attention, but failure to do so will not relieve VGX of its indemnification obligations under this Section 6.3 except to the extent any such delay results in a material prejudice to VGX.  Notwithstanding anything to the contrary in this Agreement, VGX shall not be liable for any Losses to the extent that the Losses suffered by VI (and its officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

6.5 VI shall defend and indemnify and hold VGX (and its affiliates, including its agents and/or contractors, and their respective officers, directors and employees) harmless against any Losses, arising out of, relating to, based on, or caused by (A) the breach by VI of any representation or warranty contained in this Agreement or (B) any negligence or intentional misconduct by VI in connection with performing its obligations under this Agreement, in each case except to the extent that such Losses arise from or are aggravated by the negligent acts of or failure to act by VGX, its agents and/or contractors.  VGX will promptly notify VI of any such Losses which come to VGX’s attention, but failure to do so will not relieve VI of its indemnification obligations under this Section 6.4 except to the extent any such delay results in a material prejudice to VI.  Notwithstanding anything to the contrary in this Agreement, VI shall not be liable for any Losses where the Losses suffered by VGX (and its affiliates, including its agents and/or contractors, and their respective officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

6.6 To best of VGX’s knowledge, there are no pending or threatened suits, claims, or actions of any type whatsoever against VGX with respect to the VGX-1027.

6.7 All necessary corporate authorizations, consents and approvals which are necessary or required for VGX to enter into this Agreement have been duly obtained;

6.8 To the best of its knowledge, the entering into of this Agreement by VGX will not (i) violate any Applicable Law or(ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of VGX, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which VGX is a party or by which it or any of its properties or assets is bound or affected.

7.             ADDITIONAL PROVISIONS

7.1 Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between VGX and VI, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

7.2 INTENTIONALLY LEFT BLANK

7.3 VI is not permitted to assign this AGREEMENT or any part of it to any person or entity, either directly or by operation of law, without the prior written consent of VGX in its sole discretion.  However, VI has the rights to contract out the manufacturing of the products covered in this agreement and rights to establish collaboration, development, and marketing partnership with a third party. In case any products covered in this agreement is sold by a marketing partnership, VI shall have the responsibility to pay royalty that is calculated on the bases of the combined net sales of VI and its marketing partners. No assignment relieves VI of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

7.4 A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

7.5 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by internationally recognized express couriers (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for VGX:

VGX Pharmaceutical, Inc.

450 Sentry Parkway East

Blue Bell, PA 19422

Attention: Chief Executive Officer

If for VI:

VGX International

Jung-Hun Building, #701

944-1 Daechi 3-Dong

Gangnam-gu, Seoul, Korea

Attention: Vice President

Either party may change its official address upon written notice to the other party.

7.6 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to conflict of law provisions.  In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the either federal or state courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.  The parties agree to accept original service of complaint via internationally recognized courier with receipt confirmation.  Also, the parties agree to waive the Hague Convention requirements relating to translation of certain documents to applicable foreign language which in this case is Korean.

7.7 VI shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT.  Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations.

7.8 If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

7.9 This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

VGX INTERNATIONAL, INC.		VGX PHARMACEUTICALS, INC.

By:	/s/ Harry Chung	By:	/s/ Kevin W. Rassas

Name:	Harry Chung	Name:	Kevin W. Rassas

Title:	Vice President	Title:	Senior Vice President

Date:	Date:

ATTACHMENT I

List of the PCT Patents filed and filings planned:

Patent Application Title:

FIRST AMENDMENT TO THE R&D COLLABORATION AND LICENSE AGREEMENT BETWEEN VGX PHARMACEUTICALS, INC. AND VGX INTERNATIONAL DATED DECEMBER, 18, 2006

This is the First Amendment (“Amendment”) to the R&D Collaboration and License Agreement Between VGX Pharmaceuticals, Inc. (“VGX”)  and VGX International (“VGXI”) dated as of 29th day of October, 2007 (the “Effective Date”), amending the R&D Collaboration and License Agreement (“Agreement”)  dated December 18, 2006 between VGX and VGXI.  All undefined terms contained herein shall have the meaning set forth in the Agreement.

WHEREAS, both parties wishes to amend the Agreement as follows:

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereby agree as follows:

1.                                       Research and Development costs to be borne by VGXI include all costs incurred and charged by third-party organizations or persons providing services to properly initiate and complete Phase I clinical trials for VGX-1027.  These development costs include preclinical toxicity tests, completion of lab work, payments for non-VGX personnel at clinical study sites working on the trial, and creation of case report forms, IND preparation and filing and support costs, API and placebo manufacturing costs, fill/finish/encapsulation/packing/labeling and shipment costs, statistical analysis and data management, and pharmacokinetic analysis of drug levels.  In return, VGX will be responsible for all direct internal costs (including salaries. supplies, and overhead costs) of program managers, R&D scientists, clinical scientists and other support staff involved in the overseeing and management of product and clinical development processes for VGX-1027.

VGX International		VGX Pharmaceuticals
Jung-Hun Bldg, #701		450 Sentry Parkway
944-1 Daechi 3-Dong		Blue Bell, PA 19422
Gangnam-Gu, Seoul, Korea		Telephone: 267-440-4201

/s/ Bryan Byong Jin Kim		/s/ Gene J. Kim
Bryan Byong Jin Kim, DMD		Gene J. Kim
Vice President		Chief Financial Officer

Date:	10/29/07	Date:	10/31/07

SECOND AMENDMENT TO THE R&D COLLABORATION AND LICENSE AGREEMENT BETWEEN VGX PHARMACEUTICALS, INC. AND VGX INTERNATIONAL DATED DECEMBER, 18, 2006

This is the Second Amendment (“Amendment”) to the R&D Collaboration and License Agreement Between VGX Pharmaceuticals, Inc. (“VGX”)  and VGX International (“VGXI”) dated as of 4th day of August, 2008 (the “Effective Date”), amending the R&D Collaboration and License Agreement dated December 18, 2006 between VGX and VGXI and the First Amendment to the R&D Collaboration and License Agreement Between VGX Pharmaceuticals, Inc. (“VGX”) and VGX International (“VGXI”) dated October 31, 2007. (Both the license agreement and the First Amendment shall be collectively referred to as “the Agreement”) All undefined terms contained herein shall have the meaning set forth in the Agreement.

WHEREAS, both parties wishes to amend the Agreement as follows:

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereby agree as follows:

1.                                       The parties are amending certain terms in the Agreement.  Specifically, the parties are amending the terms of payment relating to the 3rd party costs associated with the VGX-1027 MAD study, which is expected to begin in 3rd quarter of 2008. (hereinafter referred to as “the 3rd party costs”)  The total estimated 3rd party cost is currently expected to be approximately 1.2 million USD.  The study is critical to successfully completing the Phase I trial of VGX-1027.  By way of this Amendment, VGX agrees to pay for the 3rd party costs with the understanding that such costs shall be reimbursed by VGXI at the conculusion of the MAD study.  Therefore, VGXI agrees to reimburse VGX for all 3rd party costs of the MAD study paid by VGX within 60 days of the conclusion of the study. All other terms in the Agreement shall remain the same.

VGX International		VGX Pharmaceuticals
Jung-Hun Bldg, #701		450 Sentry Parkway
944-1 Daechi 3-Dong		Blue Bell, PA 19422
Gangnam-Gu, Seoul, Korea		Telephone: 267-440-4201

/s/ Bryan Byong Jin Kim		/s/ Gene J. Kim
Bryan Byong Jin Kim, DMD		Gene J. Kim
Vice President		Chief Financial Officer

Date:	08/04/08	Date:	08/04/08